EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports Record Third Quarter 2005 Earnings

Bangor, Maine, October 21, 2005: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported record net income of $1.5 million for the three months ended September 30, 2005, an 18% increase over the same period last year. The Company reported diluted earnings per share of $0.42 for the third quarter of 2005, a 17% increase over 2004’s third quarter earnings per share of $0.36.

The Company reported net income of $4.1 million or earnings per share of $1.18 on a fully diluted basis for the nine months ended September 30, 2005, compared to $3.6 million or earnings per share of $1.01 for the same period last year.

Balance Sheet. The Company’s consolidated assets were $408.0 million at September 30, 2005, an increase of $41.2 million or 11% from the same date a year ago. Comparing September 30, 2005 and 2004, total loans grew $34.8 million or 13%. Real estate lending was strong with growth in the commercial real estate portfolio of $13.6 million or 15% and home equity balances increasing $8.4 million or 25%. Residential and construction balances increased $6.1 million from a year ago and loans to small businesses were up $5.2 million.

Total deposits were $325.0 million at September 30, 2005 versus $293.7 million a year ago, representing growth of $31.3 million or 11%. Savings account balances increased $11.8 million or 27% due to offering a premium interest rate savings product. Comparing September 30, 2005 and 2004, checking accounts increased 7% and money market balances grew 11%. Retail certificates of deposit (CDs) grew $11.0 million or 17% as increases in market interest rates have attracted customers to invest in short-term CDs. Brokered deposits declined $3.3 million as a result of scheduled maturities.

Net Income. The Company’s net income for the nine months ended September 30, 2005 amounted to $4.1 million compared to $3.6 million for the same period in 2004, an increase of 15%. Return on average equity increased to 16.95% for the first nine months of 2005 compared to 15.60% last year and return on average assets increased to 1.42% from 1.33%.

Net income for the three months ended September 30, 2005 increased $228,000 or 18% compared with the same period in 2004. Return on assets and return on equity were 1.45% and 17.60%, respectively, for the third quarter of 2005 compared to return on assets of 1.33% and return on equity of 16.26% for the same period in 2004.

Net Interest Income. Net interest income increased $1.4 million, or 14%, for the nine months ended September 30, 2005 to $11.6 million. The increase was driven by $27.0 million of growth in average earning assets for the nine months of 2005 compared to the same period in 2004, combined with an increase in the net interest margin to 4.22% from 3.99% for the nine months ended 2004. Net interest income for the third quarter of 2005 increased 15% to $4.1 million and the net interest margin increased to 4.29% for the third quarter of 2005 compared to 3.98% for the same period last year.

Non-Interest Income. Non-interest income was $3.8 million for the nine months ended September 30, 2005, an increase of $120,000 compared to the same period in 2004. The 3% increase in non-interest income was driven by increases in trust fees of $130,000, increases in other fees of $112,000 and a $106,000 gain on the sale of our credit card portfolio. Mortgage sale gains declined by $265,000 as residential loan refinancing volume is significantly lower this year and investment security gains decreased $46,000 from a year ago.

Non-interest income was $1.2 million for the third quarter of 2005, an increase of $47,000 or 4%, from the same period in 2004. Trust fees grew 11% and service charges on deposit accounts increased 12% while the gains on mortgage sales declined 34%.

Non-Interest Expense. Non-interest expense totaled $8.9 million for the nine months ended September 30, 2005 compared to $8.2 million for the same period last year. The increase in non-interest expense of $682,000, or 8%, was due to increases in personnel costs of 8%, occupancy costs of 13% and other expenses of 12%.

Non-interest expense increased $244,000, or 9%, to $3.0 million for the third quarter of 2005 compared to the third quarter of 2004. The increase was the result of an increase in personnel costs of 10%, an increase in other expenses of 12%, and a decline in data processing expenses of 17%.

Shareholders’ Equity. At September 30, 2005, shareholders’ equity totaled $33.5 million. The net increase of $2.2 million for the first nine months of 2005 was attributable to: net income of $4.1 million less cash dividends of $1.6 million and share repurchases of $119,000. The Company declared a third quarter cash dividend of $.16 per share on the Company’s common stock. This was an increase of 18% over last year’s third quarter dividend.

On September 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of September 30, 2005, 22,137 shares had been repurchased under the program. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration (the “SBA”) and was recently recognized by the SBA as the top lender in the state for the fiscal year ended September 30, 2005.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands except per share data)	2005	2004	2005	2004
Interest income	$5,951	$4,782	$16,513	$13,751
Interest expense	1,890	1,261	4,962	3,593
Net interest income	4,061	3,521	11,551	10,158
Provision for loan losses	106	88	300	256
Non-interest income	1,215	1,168	3,810	3,691
Non-interest expense	2,963	2,719	8,891	8,209
Income before income taxes	2,207	1,882	6,170	5,384
Income taxes	745	648	2,086	1,832
Net income	$1,462	$1,234	$4,084	$3,552

Per share data
Basic earnings per common share (1)	$0.43	$0.36	$1.19	$1.02
Diluted earnings per common share (1)	$0.42	$0.36	$1.18	$1.01

(1)	Adjusted to reflect the 3% stock dividend in March 2005.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,		December 31,
(In thousands)	2005	2004	2004
Total assets	$408,031	$366,820	$368,690
Loans receivable, net	306,981	272,490	279,122
Loans held for sale	1,393	1,170	617
Investment securities	70,168	69,866	66,099
Deposits	324,995	293,692	299,782
Shareholders’ equity	33,522	30,576	31,329

Off-Balance Sheet
Trust assets under management	358,359	344,704	356,436
Mortgage servicing portfolio	132,806	116,712	122,125

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months		At or for the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Return on average assets (1)	1.45%	1.33%	1.42%	1.33%
Return on average equity (1)	17.60%	16.26%	16.95%	15.60%
Leverage ratio	8.22%	8.10%	8.22%	8.10%
Net interest margin (1)	4.29%	3.98%	4.22%	3.99%
Non-performing assets to total assets	0.21%	0.17%	0.21%	0.17%
Net loan charge-offs to average net loans (1)	0.08%	0.08%	0.04%	0.06%
Allowance for loan losses to total loans	1.31%	1.37%	1.31%	1.37%
Number of shares outstanding (2)	3,435,633	3,440,519	3,435,633	3,440,519
Weighted-average shares outstanding-diluted (2)	3,465,003	3,478,881	3,466,830	3,513,846
Book value per share (2)	$9.76	$8.89	$9.76	$8.89

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2005.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,”“could,”“should,”“would,”“believe,”“anticipate,”“estimate,”“expect,”“intend,”“plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800